PRICING SUPPLEMENT NO. 3

          FILED PURSUANT TO RULE 424(b)(3)

DATED SEPTEMBER 6, 2006 TO

          REGISTRATION NO. 333-136056

PROSPECTUS DATED JULY 26, 2006

AND PROSPECTUS SUPPLEMENT DATED AUGUST 14, 2006

AMERICAN GENERAL FINANCE CORPORATION

MEDIUM-TERM NOTES, SERIES J

(FIXED RATE)

DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Principal Amount:  U.S.$375,000,000

Original Issue Date:  September 11, 2006

Agents’ Discount or Commission:  U.S.$1,687,500

Stated Maturity:  September 15, 2016

Net Proceeds to Issuer:  U.S.$372,716,250

Interest Rate:  5.75%

Form:

[  x  ] Book Entry

[      ] Certificated

CUSIP No.:  02635PTG8

Specified Currency (If other than U.S. dollars):  N/A

Authorized Denominations (If other than U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof):  N/A

The notes are being placed through or purchased by the Agents listed below:

Banc of America Securities LLC

J.P. Morgan Securities Inc.

Wachovia Capital Markets, LLC

BNP Paribas Securities Corp.

Mitsubishi UFJ Securities International plc

SG Americas Securities, LLC

Greenwich Capital Markets, Inc.

ABN AMRO Incorporated

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

BB&T Capital Markets, a division of Scott & Stringfellow, Inc.

McDonald Investments Inc.

The Williams Capital Group, L.P.

Wells Fargo Securities, LLC

U.S. $ 82,500,000

U.S. $ 82,500,000

U.S. $ 82,500,000

U.S. $ 15,000,000

U.S. $ 15,000,000

U.S. $ 15,000,000

U.S. $ 15,000,000

U.S. $ 15,000,000

U.S. $ 15,000,000

U.S. $ 15,000,000

U.S. $   5,625,000

U.S. $   5,625,000

U.S. $   5,625,000

U.S. $   5,625,000

Capacity: Capacity: Capacity: Capacity: Capacity: Capacity: Capacity: Capacity: Capacity: Capacity: Capacity: Capacity: Capacity: Capacity:	[ x ] Agent [ x ] Agent [ x ] Agent [ x ] Agent [ x ] Agent [ x ] Agent [ x ] Agent [ x ] Agent [ x ] Agent [ x ] Agent [ x ] Agent [ x ] Agent [ x ] Agent [ x ] Agent	[ ] Principal [ ] Principal [ ] Principal [ ] Principal [ ] Principal [ ] Principal [ ] Principal [ ] Principal [ ] Principal [ ] Principal [ ] Principal [ ] Principal [ ] Principal [ ] Principal

If as Agent:

The notes are being offered at a fixed initial public offering price of 99.841% of principal amount.

If as Principal :

[    ]

The notes are being offered at varying prices related to prevailing market prices at the time of resale.

[    ]

The notes are being offered at a fixed initial public offering price of ____% of principal amount.

Interest Payment Date(s):   Semi-annually on every March 15th and September 15th, commencing March 15, 2007

Redemption Provisions:

[  x  ]

The notes cannot be redeemed prior to the Stated Maturity.

[      ]

The notes may be redeemed prior to the Stated Maturity.

Initial Redemption Date:

Initial Redemption Percentage:  ___%

Annual Redemption Percentage Reduction:  ___%

Optional Repayment Provisions:

[  x  ]

The notes cannot be repaid prior to the Stated Maturity.

[      ]

The notes can be repaid prior to the Stated Maturity at the option of the holder of the notes.

Optional Repayment Date(s):

Other Provisions:   None.

Neither the prospectus, the prospectus supplement nor this pricing supplement has been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, neither the prospectus, the prospectus supplement, this pricing supplement nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, may be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (1) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (2) to a sophisticated investor, and in accordance with the conditions specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

We are offering notes on a continuing basis through ABN AMRO Incorporated, Banc of America Securities LLC, Barclays Capital Inc., BNP Paribas Securities Corp., BNY Capital Markets, Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Daiwa Securities America Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., McDonald Investments Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities International plc, Morgan Stanley & Co. Incorporated, RBC Capital Markets Corporation, Greenwich Capital Markets, Inc., Santander Investment Securities Inc., Scotia Capital (USA) Inc., SG Americas Securities, LLC, UBS Securities LLC, and Wachovia Capital Markets, LLC, as agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See “Plan of Distribution” in the accompanying prospectus supplement. To date, including the notes described by this pricing supplement, we have accepted offers to purchase $1,125,000,000 aggregate principal amount (or its equivalent in one or more foreign currencies) of notes described in the accompanying prospectus supplement.

____________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.